EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Majesco Holdings Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated November 30, 2004 except for the last two paragraphs of Note 17, as to which the date is December 23, 2004, and the seventh and eighth paragraphs of Note 15, as to which the date is December 28, 2004, and the last two paragraphs of Note 1, as to which the date is December 31, 2004 and the eleventh paragraph of Note 15, as to which the date is January 10, 2005 on the consolidated financial statements of Majesco Holdings Inc. and Subsidiary as of October 31, 2004 and 2003 and for each of the three years in the period ended October 31, 2004, which appear in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 10, 2005